TEMPUR-PEDIC RECEIVES FTC CLEARANCE FOR ACQUISITION OF SEALY

LEXINGTON, KY. and TRINITY, NC., MARCH 8, 2013 – Tempur-Pedic International Inc. (“Tempur-Pedic” or the “Company”) (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, and Sealy Corporation (“Sealy”) (NYSE: ZZ), a leading global bedding manufacturer, today announced that the Federal Trade Commission (“FTC”) has cleared the Company’s planned acquisition of Sealy.  Based on this, the Company intends to close the acquisition on March 18, 2013, subject to customary closing conditions.

“I am pleased that the FTC has concluded its review and we can complete the acquisition of Sealy.  The combination of Tempur-Pedic and Sealy unites two highly complementary companies with iconic brands to create the first full spectrum, global bedding company that addresses all market segments and consumer preferences,” said Mark Sarvary, Chief Executive Officer, Tempur-Pedic.

As previously disclosed, Tempur-Pedic will acquire all of the outstanding common stock of Sealy for $2.20 per share and all of Sealy's outstanding convertible and non-convertible debt, for a total transaction value of approximately $1.3 billion.

About Tempur-Pedic International
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR®pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

About Sealy
Sealy owns one of the largest bedding brands in the world, with sales of $1.3 billion in fiscal 2012. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Optimum™ by Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 11,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the anticipated timing of the closing of the proposed acquisition of Sealy. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include the ability of the parties to complete the proposed merger in a timely manner or at all; satisfaction of the conditions precedent to the proposed merger; the possibility of litigation (including relating to the merger itself); and the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize synergies from the proposed transaction.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors."  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Investor Contact:
Mark Rupe
Vice President
Tempur-Pedic International Inc.
800-805-3635
investor.relations@tempurpedic.com

Media Contacts:
Michael Geller Edelman for Tempur-Pedic International +1 212 729 2163 Mike.Geller@edelman.com
Trevor Gibbons Edelman for Tempur-Pedic International +1 212 704 8166 Trevor.Gibbons@edelman.com

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